Exhibit 7.1
                                                  -----------

                         ESCROW AGREEMENT



                                          September 15, 1999


Kramer Levin Naftalis & Frankel LLP
919 Third Avenue
New York, New York  10022,
                 as Escrow Agent

      Reference is made to (a) that certain agreement, dated as of October 29, 1998 by and between Greg Manning Auctions, Inc. (the "Company") and Afinsa Bienes Tangibles, S.A. ("Afinsa") pursuant to which Afinsa purchased 200,000 shares of common stock of the Company, (b) that certain agreement, dated as of October 29, 1998 by and between the Company and Leon H. Liebman ("Liebman") pursuant to which Liebman purchased 200,000 shares of common stock of the Company and (c) that certain agreement, dated as of October 29, 1998 by and between the Company and Greg Manning ("Manning") pursuant to which Manning purchased 200,000 shares of common stock of the Company.

      1. Establishment of Escrow Fund. The Company and Afinsa, Liebman and Manning (collectively, the "Purchasers") hereby appoint Kramer Levin Naftalis & Frankel LLP as the escrow agent (the "Escrow Agent") to hold in escrow up to an aggregate of 600,000 shares of common stock of the Company (the "Initial Escrowed Shares" and, together with (i) any dividends or distributions made on such shares by the Company in shares of the common stock, and (ii) any shares of common stock into which such shares may be split, subdivided or reclassified, the "Escrowed Shares"). The Initial Escrowed Shares, in the form of three separate stock certificates each representing 200,000 shares of common stock of the Company issued to each of the Purchasers, have this day been deposited with the Escrow Agent, receipt of which the Escrow Agent hereby acknowledges. Escrowed Shares other than the Initial Escrowed Shares may from time to time after the date hereof be deposited with the Escrow Agent and shall, from and after such deposit, be subject to all of the terms of this Agreement. Unless and until the Escrowed Shares are returned to the Purchasers pursuant to the terms of this Agreement, the Purchasers shall not be entitled to vote or sell, pledge, convey or otherwise transfer the Escrowed Shares. The Escrowed Shares shall be held in escrow hereunder until the earlier to occur of (i) the date on which the shareholders of the Company affirmatively approve and ratify, at a special meeting of shareholders to be held on or about October 7, 1999 (the "Special Meeting"), the private placement of 600,000 shares of the Company's common stock to the Purchasers pursuant to the investment agreements referred to above (the "Private Placement") and (ii) the cancellation by the Company of the Escrowed Shares and the issuance to the Purchasers of convertible preferred stock of the Company (the "Expiration Date"), in each case as set forth in Section 2 below.

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      2.   Release of Escrow Fund.  The Escrow Agent shall hold
and deliver the Escrowed Shares as follows:

           (a) Unless the Escrow Agrent shall have received the notice referred to in Section 2(b) below by 5:00 pm, Eastern time, on the date of the Special Meeting (in which case Section 2(b) shall govern), the Escrow Agent shall, without any further action on the part of any party hereto, deliver to each of the Purchasers his or its respective Escrowed Shares within 24 hours thereafter.

           (b) In the event the shareholders of the Company do not approve and ratify the Private Placement at the Special Meeting, (i) the Company shall, by the close of business on the date of the Special Meeting deliver to the Escrow Agent written notice (with a copy to each of the Purchasers) instructing the Escrow Agent to deliver the Escrowed Shares to the Company and
(ii) upon receipt of the notice set forth in paragraph 2(b)(i) above, the Escrow Agent shall deliver to the Company the Escrowed Shares, in accordance with the instructions in such notice

           (c) In the event that any dispute arises as to whether the Company is required to execute and deliver a release notice to the Escrow Agent pursuant to the terms of this Agreement, all reasonable expenses incurred by the prevailing party in such dispute, including reasonable attorneys' fees and disbursements, shall be paid by the other party.

           (d) The Company shall notify the Escrow Agent of the date of the Special Meeting not less than 10 days prior thereto.

      3. The Escrow Agent. Acceptance by the Escrow Agent of its duties under this Agreement is subject to the following terms and conditions, which the parties to this Agreement hereby agree shall govern and control the rights, duties and immunities of the Escrow Agent:

           (a) The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement (except and to the extent otherwise expressly provided herein) and the Escrow Agent shall not be bound by the provisions of any agreement between the Company and any of the Purchasers or any third party;

           (b) Notwithstanding anything to the contrary contained herein, the duties and obligations of the Escrow Agent hereunder shall extend only to the delivery of the Escrowed Shares to the Purchasers or the Company, as the case may be, pursuant to
Section 2 above and such duties and obligations will terminate upon the Expiration Date;

           (c) The Escrow Agent shall not be responsible for any failure or inability of the parties to this Agreement, or of anyone else, to deliver shares or other property to the Escrow
Agent or otherwise to honor any of the provisions of this Agreement;

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


           (d) The out-of-pocket fees and expenses of the Escrow Agent in administering this Agreement shall be borne by the Company. The Company shall indemnify the Escrow Agent and each of its partners, employees and agents for, and hold it harmless against any loss, liability or expense, including but not limited to reasonable attorneys' fees and expenses arising out of or in connection with its acceptance of, or the performance of its duties and obligations under this Agreement (including, but not limited to, any action taken or omitted by the Escrow Agent in connection with this Agreement or any action allegedly so taken or omitted) or by reason of, or as a result of, the Escrow Agent's compliance with the instructions by the Company, except with respect to any loss, liability or expense which shall be finally adjudicated to be the result of gross negligence or willful misconduct on the party of the Escrow Agents, it partners, employees or agents;

           (e) The Escrow Agent shall be fully protected in acting on and relying upon any written notice, direction, request, waiver, consent, receipt or other paper or document which the Escrow Agent in good faith believes to be genuine and to have been signed or presented by the proper party or parties from time to time;

           (f) The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own willful misconduct or gross negligence;

           (g) The Escrow Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the written opinion of such counsel; and

           (h) In the event of ambiguity in the provisions governing the Escrowed Shares or uncertainty on the part of the Escrow Agent as to how to proceed, such that the Escrow Agent, in its sole and absolute judgment, deems it necessary for its protection so to do, the Escrow Agent may refrain from taking any action other than to retain custody of the Escrowed Shares deposited hereunder until it shall have received written instructions signed by the Company in accordance with the provisions of this Agreement.

      4.   Successor Agent.  (a)    The Escrow Agent may resign at
any time by giving thirty (30) days' written notice thereof to the Company. Within thirty (30) days after receiving such notice, the Company shall appoint a successor escrow agent, who shall be reasonably acceptable to the Purchasers (the "Successor Escrow Agent") at which time the Escrow Agent shall deliver the Escrowed Shares to the Successor Escrow Agent. After appointment of the Successor Escrow Agent and delivery of the Escrowed Shares by the Escrow Agent, the Escrow Agent shall have no further duties or responsibilities in connection herewith.

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

           (b) The Company may remove the Escrow Agent upon written notice to the Escrow Agent stating such removal and designating a Successor Escrow Agent, and, upon delivery of the Escrowed Shares to the Successor Escrow Agent, the Escrow Agent shall thereupon be discharged from all obligations under this Agreement and shall have no further duties or responsibilities in connection herewith.

           (c) If after thirty (30) days from the date of delivery of its written notice of intent to resign, or of the Company's notice of removal, the Escrow Agent has not received a written designation of a Successor Escrow Agent, the Escrow Agent's sole responsibility shall be in its sole discretion either to retain custody of the Escrowed Shares, or to apply to a court of competent jurisdiction for appointment of a Successor Escrow Agent and after such appointment to have no further duties or responsibilities in connection herewith.

      5.   Miscellaneous.    (a)  This Agreement shall be governed
by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be entirely performed therein. Any controversy, claim, or dispute arising out of or relating to this Agreement, or a breach hereof, shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association as supplemented herein, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. With respect to any such arbitration: (i) there shall be one neutral arbitrator, who shall be a former federal or state court judge; (ii) the arbitration shall take place in New York County, New York; (iii) the Company and the Escrow Agent each hereby irrevocably submits to the jurisdiction of any federal or state court located therein solely for purposes of compelling arbitration pursuant to this Section or to enforce any interim or final award entered by the arbitrator; (iv) the Company and the Escrow Agent each hereby irrevocably waives any objection which it may now or hereafter have to be the venue of such proceeding, as well as any claim that federal and state courts located in New York County, New York are not a convenient forum for such proceeding.

           (b) This Agreement may not be assigned by any party hereto without the written consent of the other parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns.

           (c) Any notice or consent hereunder shall be in writing and hand delivered or sent by registered or certified mail, return receipt requested, or by Federal Express or other similar courier service or by facsimile, as follows:

      if to the Company:

           Greg Manning Auctions, Inc.
           775 Passaic Avenue
           West Caldwell, New Jersey 07006
           Fax:  (973) 882-2981
           Attn: President and Chief Executive Officer

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

      if to Afinsa:

           Afinsa Bienes Tangibles, S.A.
           Lagasca 88
           28001 Madrid, Spain
           Fax:  011-34-91-576-1105
           Attn:  Deputy General Manager

      if to Liebman:

           Leon H. Liebman
           c/o Two Neville Terrace
           London, SW73AT England
           Fax:  011-44-171-581-4215

      if to Manning:
           Greg Manning Auctions, Inc.
           775 Passaic Avenue
           West Caldwell, New Jersey 07006
           Fax:  (973) 882-2981


      if to the Escrow Agent:

           Kramer Levin Naftalis & Frankel LLP
           919 Third Avenue
           New York, New York  10022
           Fax: (212) 715-8000
           Attn:  Scott S. Rosenblum, Esq.

or at such other address (or to such other person's attention) as shall be specified by like notice. Any notice delivered by hand, by facsimile, by mail or by Federal Express or similar courier service, shall be deemed received on the date such notice is actually received by the recipient.

           (d) For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument.

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

           (e) This Agreement may be modified or amended only by an instrument in writing, duly executed by the Company, the Purchasers and the Escrow Agent. No such modification or amendment shall be binding on the Escrow Agent unless the Escrow
Agent consents thereto in writing.

           (f) No waiver by any party of any term, provision, covenant, representation or warranty contained in this Agreement (or any breach thereof) shall be effective unless it is in writing executed by the party against which such waiver is to be enforced; no waiver shall be deemed or construed as a further or continuing waiver of any such term, provision, covenant, representation or warranty (or breach) on any other occasion or as a waiver of any other term, provisions covenant, representation or warranty (or of the breach of any other provision) contained this Agreement on the same or any other occasion.

           (g) In this Agreement (i) words denoting singular include the plural and vice versa, (ii) "it" or "its" or words denoting any gender include all genders, (iii) the word "including" shall mean "including without limitation," whether or not expressed, (iv) any reference herein to a Section refers to a Section of this Agreement, unless otherwise stated, and (v) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a business day, then the period shall end on the next day which is a business day.

           (h) Any provision of this Agreement which may be determined by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is expressly understood, however, that the parties hereto intend each and every provision of this Agreement to be valid and enforceable and hereby knowingly waive all rights to object to any provision of this Agreement.

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


                               GREG MANNING AUCTIONS, INC.


                               By:____________________________
                                   Name:
                                   Title:

                               AFINSA BIENES TANGIBLES, S.A.


                               By:____________________________
                                   Name:
                                   Title:

                               _______________________________
                               LEON LIEBMAN

                               _______________________________
                               GREG MANNING

Accepted and Agreed to:

KRAMER LEVIN NAFTALIS & FRANKEL LLP
  as Escrow Agent



By:_______________________________





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